SIMPSON MANUFACTURING CO., INC. ANNOUNCES THE APPOINTMENT
OF A NEW MEMBER TO ITS BOARD OF DIRECTORS

Pleasanton, CA -- Simpson Manufacturing Co., Inc. (the “Company”) announced today that its Board of Directors (“Board”) appointed Gary M. Cusumano as a director of the Company. Mr. Cusumano brings to the Board over 35 years of experience with The Newhall Land and Farming Company (“Newhall”), most recently as its Chairman. He retired from Newhall in January 2006. He is a director of Granite Construction, Inc. and Forest Lawn Memorial Park, was formerly a director of Sunkist Growers, Inc., Watkins-Johnson Company and Zero Corporation and has served on the boards of many not-for-profit and community service organizations. The Company believes that Mr. Cusumano will bring a broad range of experience and insight to its Board and that he will make a significant contribution to the Company’s future growth.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.